Exhibit 99.1

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	Press Release

FRANKLINCOVEY ANNOUNCES FISCAL 2009 FIRST QUARTER RESULTS

Salt Lake City, Utah – January 13, 2009 – Franklin Covey Co. (NYSE: FC), a global provider of leadership and productivity-based training and consulting services, today announced financial results for its fiscal first quarter ended November 29, 2008.  Reported net sales for the quarter totaled $35.1 million, compared to $73.6 million in the first quarter of fiscal 2008.  The vast majority of this decline was attributable to the sale of CSBU operations and the resulting reduction in product sales.  The net loss totaled $0.6 million, or $(0.04) per share, compared to net income of $2.0 million, or $0.10 per diluted share, in the first quarter of fiscal 2008.

The Company’s financial results are difficult to compare to the corresponding quarter of the prior year due to the sale of its Consumer Solutions Business Unit (CSBU).   Effective July 6, 2008, the CSBU was sold to a new private equity-funded entity known as Franklin Covey Products, LLC.  The CSBU was primarily responsible for sales of the Company’s consumer products, including the popular FranklinCovey PlannerTM, binders, and related accessories, to consumers and small businesses through retail, wholesale, Internet, and call center channels.  Due to the Company’s 19.5 percent voting interest and continuing involvement with Franklin Covey Products, LLC, the Company is not presenting the financial results of the CSBU in a discontinued operations format.

“We are pleased to now have a single-minded focus on our core training and consulting business.  We anticipated our 2009 performance would start slowly and build momentum over the course of the year.  We are encouraged to see bookings strengthen considerably in November and December and validate our earlier assumptions.  Our training and consulting offerings are targeted towards enhancing employee productivity and leadership, developing customer loyalty, and improving sales force effectiveness, which makes our services especially relevant to our clients as they attempt to navigate through this difficult economic environment,” said  Bob Whitman, Chairman and Chief Executive Officer of FranklinCovey.  “We remain committed to taking costs out of our business, and concurrent with the sale of CSBU, implemented a restructuring plan to reduce the number of domestic sales offices and decentralize certain sales support functions.  Combined with our expected sales momentum, we believe that these actions to streamline our expense structure will position us well for a strong second-half and overall performance in 2009.”

Sales from the Company’s Organizational Solutions Business Unit, which primarily consist of training and consulting sales, decreased $3.4 million compared to the prior year.  Domestic sales declined by $3.2 million, primarily due to planned decreases in the number of public programs offered, a decline in facilitator sales, fewer on-site events resulting from a decrease in days booked at September 1, 2008 compared to the prior year, and lower sales force performance training revenues.  International sales declined by $0.1 million largely due to lower sales in certain countries in which the Company operates directly owned offices, partially offset by increased licensee royalty revenues.

Earnings Conference Call
On Thursday, January 13, 2009 at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended November 29, 2008.  Interested persons may participate by dialing 1-866-700-7477 (International participants may dial 1-617-213-8840), access code: 95846365.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=2058937.  A replay will be available through 11:59 p.m. Eastern time on January 22, 2009 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 61056511.  The webcast will remain accessible through January 22, 2009 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: expected sales; reductions in capital requirements and cost structure; general economic conditions; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring plan; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company's actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

About FranklinCovey
FranklinCovey (NYSE: FC) is the global consulting and training leader in the areas of strategy execution, customer loyalty, leadership, and individual effectiveness.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions. FranklinCovey (www.franklincovey.com) has 46 direct and licensee offices providing professional services in 147 countries.

Investor Contact:			Media Contact:
FranklinCovey	or	ICR, LLC	FranklinCovey
Steve Young		Kate Messmer	Debra Lund
801-817-1776		203-682-8338	801-817-6440
investor.relations@franklincovey.com		kate.messmer@icrinc.com	Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended
	November 29,	December 1,
	2008	2007
	(unaudited)	(unaudited)

Net sales	$35,081	$73,574

Cost of sales	13,384	27,583
Gross profit	21,697	45,991

Selling, general, and administrative	20,610	38,771
Depreciation	903	1,380
Amortization	902	899
Income (loss) from operations	(718)	4,941

Interest expense, net	(775)	(901)
Income before income taxes	(1,493)	4,040

Income tax provision (benefit)	(924)	2,048
Net income (loss)	$(569)	$1,992

Net income (loss) per share available to common shareholders:
Basic	$(0.04)	$0.10
Diluted	$(0.04)	$0.10

Weighted average common shares:
Basic	13,378	19,481
Diluted	13,378	19,760

Sales Detail by Category:
Training and consulting services	$30,481	$34,199
Products	3,681	38,802
Leasing	919	573

Total	$35,081	$73,574

Sales Detail by Business Unit:
Domestic	$20,726	$23,964
International	13,436	13,567
Total Organizational Solutions Business Unit	34,162	37,531

Retail Stores	-	13,135
Catalog / e-commerce	-	14,812
Wholesale	-	4,261
CSBU International	-	2,671
Other	-	591
Total Consumer Solutions Business Unit	-	35,470

Leasing	919	573
Total	$35,081	$73,574